UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Com-
☑	Definitive Proxy Statement		mission Only (as permitted by
☐	Definitive Additional Materials		Rule 14a-6(e)(2))
☐	Soliciting Material Pursuant to § 240.14a-12

CARMIKE CINEMAS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2005

The Annual Meeting of Stockholders of Carmike Cinemas, Inc. will be held at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia on Thursday, May 19, 2005, commencing at 9:00 a.m., local time.

At the meeting, the stockholders will be asked to:

1.	Elect eight (8) directors to serve for the ensuing year or until their successors are duly elected and have qualified;

2.	Transact any other business that may properly be brought before the meeting.

The Board of Directors has fixed the close of business on Monday, March 28, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying envelope.

By Order of the Board of Directors,

ANTHONY J. RHEAD
Secretary
Columbus, Georgia
April 6, 2005

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE THAT HAS BEEN PROVIDED. IN THE EVENT YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

CARMIKE CINEMAS, INC.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2005

This proxy statement and the accompanying proxy card are furnished to the stockholders of Carmike Cinemas, Inc. (“Carmike”) in connection with the solicitation of proxies by the Board of Directors of Carmike for use at the Annual Meeting of Stockholders to be held on Thursday, May 19, 2005, at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia at 9:00 a.m., local time, and any adjournments thereof. All stockholders are encouraged to attend the meeting. Carmike expects to mail this proxy statement and accompanying proxy card to Carmike’s stockholders starting on or about Wednesday, April 6, 2005. Carmike’s 2004 Annual Report to stockholders, which should be read in conjunction with the matters discussed in this proxy statement, is also enclosed. Your proxy is requested, however, whether or not you attend in order to assure maximum participation.

At the Annual Meeting, stockholders will be requested to act upon the matters set forth in this proxy statement. If you are not present at the meeting, your shares can be voted only when represented by proxy. You do this by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. When you sign the proxy card, you appoint Michael W. Patrick, Martin A. Durant and Anthony J. Rhead as your representatives at the meeting. Mr. Patrick, Mr. Durant and Mr. Rhead will vote your shares at the meeting as you have instructed them on the proxy card. This way your shares will be voted whether or not you attend the annual meeting. If you return a signed card but do not provide voting instructions, your shares will be voted for the eight named nominees. If any issue comes up for vote at the meeting that is not on the proxy card, Mr. Patrick, Mr. Durant and Mr. Rhead will vote your shares, under your proxy, in their discretion.

Any proxy signed and returned by you may be revoked at any time before it is voted by your delivering a new duly executed proxy card bearing a later date or by your appearing and voting in person at the meeting. The expenses incidental to the preparation and mailing of these proxy materials are being paid by Carmike. No solicitation is planned beyond the mailing of this proxy material to stockholders.

Preliminary voting results will be announced at the meeting. Carmike will publish the final results in Carmike’s quarterly report on Form 10-Q that it will file with the Securities and Exchange Commission (the “SEC”) for the second quarter of 2005.

The principal executive offices of Carmike are located at 1301 First Avenue, Columbus, Georgia 31901. The telephone number is (706) 576-3400.

QUORUM AND VOTING REQUIREMENTS

The close of business on Monday, March 28, 2005 has been fixed as the record date for the determination of stockholders of Carmike entitled to notice of and to vote at the Annual Meeting. On that date, Carmike had outstanding 12,309,022 shares of its Common Stock, $.03 par value (the “Common Stock”). Each share of Common Stock entitles the holder thereof to one vote per share on all matters properly coming before the meeting.

At the Annual Meeting, the holders of stock representing a majority of the voting power of all Common Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum. Abstentions will be treated as present for purposes of determining a quorum.

If your shares are held in street name, your brokerage firm may vote your shares under certain circumstances if you do not provide voting instructions. These circumstances include certain “routine” matters, such as the election of directors. Therefore, if you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter.

A brokerage firm cannot vote customers’ shares on non-routine matters. Therefore, if your shares are held in street name and you do not provide voting instructions, your shares will not be voted on non-routine matters. If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy. Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the meeting. Broker non-votes will have no effect on the outcome of the voting.

Directors are elected by a plurality of the votes cast by the holders of the Common Stock at a meeting at which a quorum is present. This means that the eight directors receiving the greatest number of votes will be elected as directors. Votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Board of Directors has nominated the eight individuals named below for election as directors of Carmike, each to serve until the next annual meeting of stockholders or until his or her respective successor is duly elected and qualified, or until his or her death, resignation or removal.

Following the sale of our common stock by certain principal stockholders of Carmike in August 2004, four directors affiliated with these stockholders resigned from the Board. These resigning directors were Elizabeth C. Fascitelli, Richard A. Friedman, John W. Jordan II and David W. Zalaznick.

On December 10, 2004, pursuant to the recommendation of the Chief Executive Officer in consultation with non-management directors, the Compensation and Nominating Committee recommended that the Board of Directors elect Fred W. Van Noy to fill a vacancy left by one of the resigning directors. Following the recommendation, the Board of Directors elected Mr. Van Noy, Carmike’s Senior Vice President — Chief Operating Officer, to the Board of Directors. Mr. Van Noy has not been appointed to any committee of the Board and no such appointment is expected.

Carmike’s Amended and Restated By-laws state that the Board of Directors shall consist of eleven directors; however, at any annual or special meeting, the stockholders may, and at any meeting of the Board of Directors, the Board of Directors may, fix a different number of directors who shall constitute the full Board of Directors, but the full Board of Directors shall consist of not less than six and no more than twelve directors. The Board of Directors has set the full Board at eight directors.

All of the individuals nominated by the Board of Directors for election are presently directors of Carmike. It is the present intention of the persons named in the accompanying form of proxy to vote such proxy (unless authority to so vote is withheld) for the election of the eight nominees named below as directors of Carmike.

The Board of Directors expects that each of the nominees will be available to stand for election and to serve as a director. In the event a vacancy among the original nominees occurs prior to the meeting, the proxies may be voted for a substitute nominee or nominees named by the Board and for the remaining nominees, or the Board may provide for a lesser number of directors.

Nominees

The following is a brief description of the business experience of each nominee for at least the past five years. For purposes of this description, references to Carmike include Carmike’s predecessor, Martin Theatres, Inc., and ages are presented as of March 1, 2005.

Michael W. Patrick, 54, has served as President of Carmike since October 1981, a director since April 1982, Chief Executive Officer since March 1989 and Chairman of the Board of Directors since January 2002. Mr. Patrick also currently serves as a member of the Board of Directors’ Executive Committee. Mr. Patrick joined Carmike in 1970 and served in a number of operational and film booking and buying capacities prior to becoming President. Mr. Patrick serves as a director of the Will Rogers Institute, and he is a member of the Board of Trustees of Columbus State University Foundation, Inc. Mr. Patrick was serving as President of Carmike’s subsidiaries Eastwynn Theatres, Inc. and Wooden Nickel Pub, Inc. and as President and Chief Executive Officer of Carmike when Carmike filed its voluntary petition for bankruptcy under the U.S. Bankruptcy Code on August 8, 2000. Michael W. Patrick and Carl L. Patrick, Jr. are brothers.

Alan J. Hirschfield, 69, has been a director of Carmike since April 2002 and currently serves as the Chairman of the Board of Directors’ Audit Committee, and as a member of the Compensation and Nominating Committee. Mr. Hirschfield has been a private investor and consultant since 2000. From 1992 to 2000, he was Co-Chief Executive Officer of Data Broadcasting Corporation, which merged with Financial Times/Pearsons, Inc., and, from 1982 to 1986, he was the Chairman and Chief Executive Officer of Twentieth Century Fox Film Corporation. Mr. Hirschfield was President and Chief Executive Officer of Columbia Pictures, Inc. from 1973 to 1978. He currently serves on the Boards of Directors and various committees of Cantel Medical Corporation (for which he is Vice-Chairman), Interactive Data Corporation (formerly Data Broadcasting Corporation), Leucadia National Corporation and Peregrine Systems, Inc.

S. David Passman III, 52, has been a director of Carmike since June 2003 and currently serves as a member of the Board of Directors’ Audit Committee, and as Chairman of the Corporate Governance Committee. Mr. Passman served as the President of the Harland Printed Products and Harland Checks divisions of John H. Harland Co. from 1999 to 2002 and as Chief Financial Officer from 1996 to 1999. From 1981 to 1996, Mr. Passman was a partner in the tax division of Deloitte & Touche LLP. Mr. Passman served as the Managing Partner of the Atlanta office of Deloitte & Touche LLP from 1993 to 1996. Mr. Passman is a Certified Public Accountant.

Carl L. Patrick, Jr., 58, has served as a director of Carmike since April 1982, and currently serves as a member of the Board of Directors’ Corporate Governance Committee. He was the Director of Taxes for the Atlanta office of Arthur Young & Co. from October 1984 to September 1986, and is currently self-employed. Previously, he was a Certified Public Accountant with Arthur Andersen & Co. from 1976 to October 1984. Carl L. Patrick, Jr. currently serves as Chairman of the Board of Summit Bank Corporation and as a member of its Audit Committee and Compensation Committee. He is Co-Chairman of PGL Entertainment Corp. Carl L. Patrick,

Jr. and Michael W. Patrick are brothers.

Kenneth A. Pontarelli, 34, has been a director of Carmike since April 2002, and currently serves as a member of the Board of Directors’ Executive Committee. He is a managing director in the Merchant Banking Division of Goldman, Sachs & Co. He joined Goldman, Sachs & Co. in 1992 and became a managing director in 2004. He currently also serves on the Board of Directors of NextMedia Group, Inc., a privately owned radio broadcasting and outdoor advertising company.

Roland C. Smith, 50, has been a director of Carmike since April 2002 and currently serves as Chairman of the Board of Directors’ Compensation and Nominating Committee. He is President and Chief Executive Officer of American Golf Corporation LLC and National Golf Properties LLC, and is a member of the Boards of Representatives of both companies. He was President and Chief Executive Officer of AMF Bowling Worldwide, Inc. from April 1999 until January 2003. He was elected Chairman of the Board of Directors of AMF Bowling Worldwide on March 20, 2002. Prior to joining AMF Bowling, he was President and Chief Executive Officer of the Triarc Restaurant Group, a restaurant franchiser which conducts its business through Arby’s, Inc., from February 1997 to April 1999. Mr. Smith was President and Chief Executive Officer of AMF Bowling Worldwide, Inc. and its indirect parent AMF Bowling, Inc. when the companies filed voluntary petitions for relief under the bankruptcy code on July 2, 2001 and July 30, 2001, respectively. AMF Bowling Worldwide emerged from bankruptcy on March 8, 2002.

Fred W. Van Noy, 47, has served as a director since December 2004. Mr. Van Noy joined Carmike in 1975. He served as a District Manager from 1984 to 1985 and as Western Division Manager from 1985 to 1988, when he became Vice President — General Manager. In December 1997, he was elected to the position of Senior Vice President — Operations. In November 2000, he became Senior Vice President — Chief Operating Officer, and continues to serve in this capacity. Mr. Van Noy was serving as Senior Vice President — Operations of Carmike’s subsidiary Eastwynn Theatres, Inc., and as Senior President — Operations of Carmike when Carmike filed its voluntary petition for bankruptcy under the U.S. Bankruptcy Code on August 8, 2000.

Patricia A. Wilson, 54, has served as a director of Carmike since April 2004 and currently serves as a member of the Board of Directors’ Audit Committee, Compensation and Nominating Committee, and Corporate Governance Committee. Ms. Wilson served as the General Counsel to NDCHealth Corporation from October 2000 to October 2002. Prior to joining NDCHealth Corporation, she was a partner with the law firm of Troutman Sanders LLP from 1988 to September 2000 practicing in the fields of corporate finance and securities law.

The Board of Directors recommends a voteFOR the nominees set forth above.

CORPORATE GOVERNANCE

Key Corporate Governance Initiatives in 2004

In 2004, the Board of Directors took the following actions to continue to fulfill its commitment to the highest standards of corporate governance:

•	divided the Compensation, Nominating and Corporate Governance Committee into two separate committees entitled (1) the Compensation and Nominating Committee and (2) the Corporate Governance Committee, and adopted Charters for each committee;

•	adopted a Code of Conduct for Officers, Directors and Employees; and

•	considered the independence of its directors and confirmed that a majority of its directors were independent and that the members of each of the Audit Committee and the Compensation and Nominating Committee were independent.

The Code of Conduct for Officers, Directors and Employees and the committee charters are available on our company website at www.carmike.com.

Board Meetings

The business of Carmike is managed by or under the direction of the Board of Directors. The Board of Directors met seven times during the year ended December 31, 2004. Each of the incumbent directors attended at least 75% of the aggregate of: (1) the total meetings of the Board of Directors held during the period that he or she served during 2004 and (2) the total meetings held by all committees of the Board on which he or she served during 2004. The Board of Directors has adopted a policy whereby directors are expected to attend Carmike’s Annual Meeting of Stockholders. At the 2004 Annual Meeting of Stockholders, all members of the Board of Directors were present, except for Mr. Jordan.

Committees of the Board of Directors

Executive Committee

The Executive Committee consists of Michael W. Patrick, Kenneth A. Pontarelli and Roland C. Smith. The Executive Committee did not meet during the year ended December 31, 2004.

The Executive Committee acts between meetings of the Board of Directors to approve any actions that the Board could approve, except to the extent restricted by law, the Certificate of Incorporation or the By-Laws.

Compensation and Nominating Committee

In February 2005, the Board of Directors divided responsibilities among two newly formed committees entitled (1) the Compensation and Nominating Committee, consisting of Roland C. Smith, as Chairman, Alan J. Hirschfield and Patricia A. Wilson, and (2) the Corporate Governance Committee, consisting of S. David Passman III, as Chairman, Carl L. Patrick, Jr. and Patricia A. Wilson.

The Board of Directors has determined that all members of the Compensation and Nominating Committee are independent as defined under the rules and regulations of the SEC, applicable listing standards of The Nasdaq Stock Market, Inc. (the “Nasdaq listing standards”) and the Internal Revenue Code. The predecessor committees to the Compensation and Nominating Committee met an aggregate of four times during the year ended December 31, 2004.

The Compensation and Nominating Committee is responsible for, among other things:

•	approving all salary arrangements and other remuneration for the Chief Executive Officer and other senior officers of Carmike;

•	administering the Carmike Cinemas, Inc. 2002 Stock Plan and the 2004 Incentive Stock Plan;

•	reviewing annual incentive opportunity levels and goals;

•	reviewing and approving employment agreements, severance agreements and change in control agreements for the Chief Executive Officer and other senior officers of Carmike;

•	selecting potential candidates to be nominated for election to the Board of Directors;

•	recommending potential candidates for election to the Board of Directors;

•	making recommendations to the Board of Directors concerning the structure and membership of other Board committees; and

•	evaluating and recommending to the Board of Directors the resignation of individual directors for appropriate reasons, as determined by the Committee in its discretion.

Corporate Governance Committee

The recently formed Corporate Governance Committee, consists of S. David Passman III, as Chairman, Carl L. Patrick, Jr. and Patricia A. Wilson. The primary purpose of the Corporate Governance Committee is to assist the Board of Directors in fulfilling its responsibilities relating to ensuring that Carmike’s corporate governance policies, procedures and practices continue to effectively promote the best interests of Carmike’s stockholders. The predecessor committee to the Corporate Governance Committee met three times during the year ended December 31, 2004.

The Corporate Governance Committee is responsible for, among other things:

•	reviewing any questions regarding the independence of directors;

•	advising and making recommendations to the Board of Directors on matters concerning corporate governance and directorship practices; and

•	ensuring that the independent members of the Board of Directors meet in regularly scheduled executive sessions at which only independent directors are present.

Audit Committee

The Audit Committee consists of Alan J. Hirschfield, as Chairman, Patricia A. Wilson and S. David Passman III. The Board of Directors has determined that each member of the Audit Committee is independent under applicable law and the rules and requirements of the SEC and the Nasdaq listing standards. In addition, the Board of Directors has determined that each Audit Committee member meets the financial knowledge requirements under the Nasdaq listing standards and Mr. Passman, designated by the Board of Directors as the “audit committee financial expert” under SEC rules, meets the Nasdaq professional experience requirements.

The Audit Committee is responsible for, among other things:

•	directly appointing, retaining, overseeing, compensating and terminating the independent auditors;

•	discussing with the independent auditors their independence;

•	reviewing with the independent auditors the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by the independent auditors;

•	reviewing and approving all related party transactions;

•	overseeing the financial reporting process and discussing with management and the independent auditors the interim and annual financial statements that Carmike files with the SEC; and

•	reviewing and monitoring Carmike’s accounting principles, policies and financial and accounting controls.

The Audit Committee met eight times during the year ended December 31, 2004.

Director Independence

In 2004 and 2005, the Board of Directors reviewed and analyzed the independence of each director under the requirements of the Sarbanes-Oxley Act of 2002, SEC rules and regulations, the Nasdaq listing standards and the Internal Revenue Code.

The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. During this review, the Board of Directors examined transactions and relationships between directors or their affiliates and Carmike or senior management, including those disclosed under the caption “Certain Relationships and Related Party Transactions.”

As a result of this review, the Board of Directors affirmatively determined that all directors are independent for purposes of serving on the Board of Directors, except for Messrs. Michael W. Patrick, Carl L. Patrick, Jr. and Fred W. Van Noy. The Board of Directors has further determined that all members of the Audit Committee and the Compensation and Nominating Committee are independent. There are no independence requirements for the Executive Committee or the Corporate Governance Committee. Michael W. Patrick and Fred W. Van Noy are not considered independent because they are employed by Carmike. Carl L. Patrick, Jr. is not considered independent because he is the brother of Michael W. Patrick.

Selection of Director Nominees

General Criteria and Process. In identifying and evaluating director candidates, the Compensation and Nominating Committee does not set specific criteria for directors. Under its charter, which is available on Carmike’s website at www.carmike.com, the Compensation and Nominating Committee is responsible for determining desired board skills and attributes and considering personal and professional integrity, ability, judgment and other factors deemed appropriate. The Compensation and Nominating Committee generally believes that candidates should show evidence of leadership in their particular field, have broad experience and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. Directors also must be willing to devote sufficient time to carry out their duties and responsibilities effectively and should be committed to serving on the Board of Directors for an extended period of time. The Compensation and Nominating Committee may retain a third-party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.

The Compensation and Nominating Committee’s process for selecting nominees begins with an evaluation of the performance of incumbent directors and a determination of whether the Board of Directors or its committees have specific unfulfilled needs. The Compensation and Nominating Committee then considers candidates identified by the committee, other directors, Carmike’s executive officers and stockholders, and, if applicable, a third party search firm. This consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the Board of Directors and its committees. The Compensation and Nominating Committee then selects nominees to recommend to the Board of Directors, which considers and makes the final selection of director nominees and directors to serve on its committees. The Compensation and Nominating Committee may use whatever process it deems appropriate under the circumstances when evaluating nominees recommended by stockholders.

Stockholder Nominations. The Compensation and Nominating Committee has not adopted a specific policy regarding the consideration of stockholder director nominees. Stockholders who wish to recommend nominees for consideration by the Compensation and Nominating Committee may submit their nominations in writing to our Secretary at our corporate address provided in this proxy statement. The committee may consider such stockholder nominations when it evaluates and recommends nominees to the Board of Directors for submission to the stockholders at each annual meeting. In addition, stockholders may nominate directors for election without consideration by the Compensation and Nominating Committee. Any stockholder of record may nominate an individual by following the procedures and deadlines set forth in the “Stockholder Proposals” section of this proxy statement.

As of December 17, 2004, the Compensation and Nominating Committee had not received a recommended nominee, in connection with the 2005 Annual Meeting of Stockholders, from any stockholder or group of stockholders that beneficially owned more than 5% of Carmike’s Common Stock.

AUDIT COMMITTEE REPORT

From January 1 through March 31, 2004, the Audit Committee consisted of Alan J. Hirschfield, John W. Jordan II and S. David Passman III. Patricia A. Wilson replaced Mr. Jordan on the Audit Committee effective April 1, 2004. Each of Messrs. Hirschfield, Jordan and Passman and Ms. Wilson meets or met the applicable independence requirements of the SEC and the Nasdaq listing standards. In addition, each Audit Committee member meets the financial knowledge requirements under the Nasdaq listing standards and Mr. Passman, designated by the Board of Directors as the “audit committee financial expert” under SEC rules, meets the Nasdaq professional experience requirements as well. The Audit Committee operates under a written charter adopted by the Board of Directors on November 14, 2002, and amended on May 9, 2003, a copy of which is available on Carmike’s website at www.carmike.com.

The primary responsibility of the Audit Committee is to oversee Carmike’s financial reporting process on behalf of the Board of Directors and report the results of their activities to the Board of Directors. Management is responsible for preparing Carmike’s financial statements and the independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management Carmike’s audited financial statements as of and for the year ended December 31, 2004. The 2004 Audit Committee also has discussed with PricewaterhouseCoopers LLP, Carmike’s independent auditors for fiscal 2004, the matters required to be discussed by

Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

PricewaterhouseCoopers LLP also provided to the Audit Committee the written disclosures and the letter required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and issued by the Independence Standards Board, and the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence.

Based on those reviews and discussions, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in Carmike’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

The foregoing has been furnished by the Audit Committee of Carmike’s Board of Directors.

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 (together, the “Acts”), except to the extent that Carmike specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

By the Audit Committee:	Alan J. Hirschfield, Chairman
S. David Passman III
March 22, 2005	Patricia A. Wilson

FEES PAID TO INDEPENDENT AUDITORS

The following table presents fees for professional audit services rendered by Carmike’s independent auditor, PricewaterhouseCoopers LLP, for the audit of Carmike’s annual financial statements for the years ended December 31, 2003 and December 31, 2004, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods:

	2003	2004
Audit Fees (1)	$382,800	$1,096,062
Audit-Related Fees (2)	None	228,447
Tax Fees (3)	97,100	326,754
All Other Fees	None	None

Total Fees Paid to Auditor	$479,900	$1,651,263

(1)	Audit fees and expenses primarily relate to the 2003 and 2004 annual audits, the review of quarterly reports on Form 10-Q and the review of registration statements. The amount for 2004 includes fees billed for the audit of internal control over financial reporting.

(2)	Audit-related fees for 2004 include aggregate fees and expenses for work related to the restatement of financial statements in 2004.

(3)	Tax fees primarily relate to tax compliance and tax advice on Section 382 of the Internal Revenue Code of 1986, as amended.

Audit Committee Policy for Pre-Approval of Independent Auditor Services

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. In March 2004, the Audit Committee established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent auditor. The policy provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. Pursuant to its charter, the Audit Committee has delegated to its Chairman the authority to address any requests for pre-approval of services between Audit Committee meetings, and the Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent auditor.

Requests for pre-approval for services that are eligible for general pre-approval must be detailed as to the services to be provided and the estimated total cost and are submitted to Carmike’s Chief Financial Officer or Controller. The Chief Financial Officer or Controller then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. The Audit Committee will be informed on a regular basis regarding the services rendered by the independent auditor in accordance with general pre-approval.

None of the services related to the Audit-Related Fees or Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
AND MANAGEMENT

Security Ownership of Certain Beneficial Holders

The following table sets forth certain information as to the Common Stock of Carmike beneficially owned as of March 1, 2005 by each person, other than persons whose ownership is reflected under the caption “Security Ownership of Management,” who is known by Carmike to own, directly or indirectly, more than 5% of the outstanding shares of Carmike’s Common Stock, and reflects information presented either in each such person’s filings with the SEC or otherwise provided to Carmike.

Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class (1)
FMR Corp. (2)
82 Devonshire Street
Boston, MA 02109	1,036,400	8.4%
M. A. Weatherbie & Co., Inc. (3)
265 Franklin Street, Suite 1601
Boston, MA 02110	861,107	7.0%
Oz Management, L. L. C. (4)
9 West 57th Street, 39th Floor
New York, NY 10019	632,577	5.2%

(1)	Percent of class is with respect to outstanding shares of Common Stock as of March 1, 2005 (12,276,002 shares of Common Stock outstanding on that date).

(2)	According to the Schedule 13G filed February 14, 2005, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,036,400 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, FA Value Strategies Fund, amounted to 834,300 shares or 6.86% of the Common Stock outstanding. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(3)	According to the Schedule 13G filed February 10, 2005, M. A. Weatherbie & Co., Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and has voting and dispositive authority over the 861,107 Common Stock shares, and therefore may be deemed to be the beneficial owner of the shares by virtue of such authority. M. A. Weatherbie & Co. disclaims beneficial ownership of the shares.

(4)	According to the Schedule 13G filed February 14, 2005, Oz Management, Inc. serves as principal investment manager to a number of investment funds and discretionary accounts with respect to which it has voting and dispositive authority over the 632,577 Common Stock shares. Mr. Daniel S. Och is the Senior Managing Member of Oz Management, Inc. As such, he may be deemed to control such entity, and therefore may be deemed to be the beneficial owner of the shares. Oz Management, Inc. and Mr. Daniel S. Och each disclaim beneficial ownership of the Common Stock shares.

Security Ownership of Management

The following table sets forth certain information known to us regarding the beneficial ownership of Common Stock as of March 1, 2005 by Carmike’s:

•	Current Directors;

•	Chief Executive Officer and each of its four other most highly compensated executive officers (these five individuals collectively, the “named executive officers”); and

•	all Directors and Executive Officers as a group.

The address for the following individuals is: c/o Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901.

Name of Beneficial Owner	Beneficial Ownership	Percent Of Class (1)
Michael W. Patrick (2)	150,974	1.2%
Martin A. Durant (3)	12,500	*
Gary F. Krannacker	0	—
Anthony J. Rhead (3)	16,000	*
Fred W. Van Noy (3)	17,149	*
Kenneth A. Pontarelli (4)	278,350	2.3%
Alan J. Hirschfield (5)(6)	35,000	*
S. David Passman III (7)	5,000	*
Carl L. Patrick, Jr. (8)	93,617	*
Roland C. Smith (6)	5,000	*
Patricia A. Wilson (9)	5,000	*
All directors and executive officers as a group (11 persons)	618,590	5.0%

*	Indicates less than 1%.

—	Indicates no ownership.

(1)	Percent of class is with respect to outstanding shares of Common Stock as of March 1, 2005 (12,276,002) shares of Common Stock outstanding on that date).

(2)	Includes 974 shares of Common Stock held by Michael W. Patrick, Carmike’s President, Chief Executive Officer and Chairman of the Board of Directors, in an Individual Retirement Account. Excludes 11,613 shares of Common Stock held in trust for Michael W. Patrick by C. L. Patrick, as trustee, the remainder interest of which Michael W. Patrick has purchased, and the 520,000 shares of Common Stock issuable to Michael W. Patrick under the 2002 Stock Plan pursuant to his employment agreement.

(3)	Does not include shares issued subsequent to March 1, 2005 to the executive for meeting performance goals in whole or in part for the 2004 performance period as described below under the caption “Long-Term Incentive Plan Table.”

(4)	Kenneth A. Pontarelli is a director of Carmike and a managing director of Goldman Sachs & Co. Goldman Sachs is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. (GS Group). Goldman Sachs beneficially owns directly and GS Group may be deemed to beneficially own indirectly 2,081 shares of Common Stock. Spear Leeds & Kellogg, L. P. (“SLK”) beneficially owns directly and GS Group may be deemed to beneficially own indirectly 200 shares of Common Stock. SLK is an indirect wholly-owned subsidiary of GS Group. Additionally, each of Goldman Sachs and GS Group may be deemed to beneficially own indirectly, in the aggregate 276,069 shares of Common Stock, consisting of the 276,069 shares of Common Stock beneficially owned directly by certain investment partnerships of which affiliates of Goldman Sachs and GS Group are the general partner, managing general partner or managing partner (the “Limited Partnerships”). Goldman Sachs and GS Group each disclaim beneficial ownership of the securities owned by the Limited Partnerships. Mr. Pontarelli disclaims beneficial ownership of the 278,350 shares of Common Stock held by the GS Group, the Limited Partnerships and SLK. Does not include shares of Common Stock which may be deemed to be beneficially owned by Goldman Sachs as a result of ordinary course trading activities from time to time or shares of Common Stock held in client accounts with respect to which Goldman Sachs or its employees have voting or investment discretion or both. Mr. Pontarelli disclaims beneficial ownership of the Common Stock held in client accounts.

(5)	Includes 30,000 shares owned by the Alan J. Hirschfield Living Trust.

(6)	Includes option to purchase 5,000 shares that vested on August 14, 2002, the date of grant.

(7)	Includes option to purchase 5,000 shares that vested on June 2, 2003, the date of grant.

(8)	Includes 38 shares of Common Stock owned by Carl L. Patrick, Jr.’s wife, as to which shares Carl L. Patrick, Jr., a director of Carmike, disclaims beneficial ownership. Includes 97 shares of Common Stock held as custodian for his son. Excludes 11,613 shares of Common Stock held in trust for Carl L. Patrick, Jr. by Frances E. Patrick, as trustee, the remainder interest of which Carl L. Patrick, Jr. has purchased.

(9)	Includes option to purchase 5,000 shares that vested on April 1, 2004, the date of grant.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth certain information concerning the compensation of Carmike’s named executive officers for the fiscal years ended December 31, 2004, 2003 and 2002.

		Annual			Long-Term
		Compensation			Compensation Awards
					Restricted		Securities		All Other
		Salary	Bonus		Stock		Underlying		Compensation
Name and Principal Position	Year	($)(1)	($)		Awards ($)		Options/SARs(#)		($) (2)
Michael W. Patrick	2004	988,399	798,000	(3)	—		—		966
President, Chief Executive Officer and	2003	974,186	425,000		—		—		966
Chairman of the Board of Directors	2002	907,784	425,000		15,498,600	(3)	—		966

Martin A. Durant	2004	315,587	174,205		351,400	(4)	—		966
Senior Vice President-Finance,	2003	279,249	125,000		—		35,000		966
Treasurer and Chief Financial Officer	2002	258,900	125,000		—		50,000	(5)	966

Fred W. Van Noy	2004	255,420	174,205		—		—		630
Senior Vice President and Chief Operating	2003	183,441	125,000		41,505	(6)	35,000		630
Officer	2002	155,950	125,000		119,570	(6)	50,000	(5)	630

Anthony J. Rhead	2004	227,946	174,205		—		—		2,772
Senior Vice President–Film and Secretary	2003	155,626	125,000		—		35,000		2,772
	2002	123,900	125,000		119,570	(7)	50,000	(5)	2,772

Gary F. Krannacker	2004	105,597	55,745		—		—		420
Vice President-Operations	2003	82,135	50,000		—		—		315
	2002	69,379	34,008		—		—		266

(1)	A portion of salary for each named executive officer was deferred for each of 2004, 2003 and 2002. For 2004, the named executive officers deferred the following amounts: Mr. Patrick $138,399; Mr. Durant $35,587; Mr. Van Noy $30,420; Mr. Rhead $27,946; and Mr.Krannacker $5,596.

(2)	“All Other Compensation” consists of amounts paid by us for term life insurance coverage for each named executive officer.

(3)	As part of Carmike’s reorganization, all management options to purchase additional stock were cancelled. In connection with the reorganization, Carmike entered into an employment agreement with Mr. Patrick that provided for a stock award. Pursuant to Mr. Patrick’s employment agreement, Carmike agreed to issue and/or deliver an aggregate of 780,000 shares of Common Stock in equal installments on each of the third, fourth, and fifth anniversary dates of January 31, 2002. These shares are reserved for issuance pursuant to the 2002 Stock Plan. The dollar value in the table above is based on the value of the award as of December 31, 2002, the last day of the year in which the award was granted. The dollar value of these shares as of December 31, 2004 was $28,470,000. Carmike is not obligated to pay dividends on these shares until they are delivered. Subsequent to December 31, 2004, we issued 260,000 of these shares to Mr. Patrick pursuant to his employment agreement. Carmike has agreed to pay Mr. Patrick a bonus in any quarter that it pays a dividend equal to the number of shares remaining to be issued pursuant to the employment agreement multiplied by the quarterly dividend per share for such quarter. Of the total bonus paid to Mr. Patrick in 2004, $273,000 was for this dividend-related bonus.

(4)	Includes 10,000 restricted shares, which vested on January 15, 2005, granted to Mr. Durant in October 2004 in recognition of his performance in 2004 (these shares were sold on January 31, 2005). In addition to the shares listed above, Mr. Durant holds 40,000 shares (17,500 vested and were sold on January 31, 2005) of restricted stock described under the caption “Long-Term Incentive Plan Table.” In the aggregate, Mr. Durant held 50,000 shares with a value of $1,825,000 on December 31, 2004. The vesting schedule for the

40,000 shares held by Mr. Durant is described under the caption “Long-Term Incentive Plan Table.” Carmike pays dividends on the shares of restricted stock that are earned and unvested (or vested) to the extent it pays dividends on shares of its capital stock.

(5)	Includes options granted to the named executive officer in 2003 in further recognition of his performance in 2002.

(6)	Includes 5,500 restricted shares granted to Mr. Van Noy in March 2003 in further recognition of his performance in 2002, which vested on January 31, 2005, and 1,130 granted in May 2004 in further recognition of his performance in 2003, which vest on January 31, 2006. In addition to the 6,630 shares listed above, Mr. Van Noy held 45,000 shares (26,500 vested and were sold on January 31, 2005) of restricted stock described under the caption “Long-Term Incentive Plan Table.” In the aggregate, Mr. Van Noy held 51,630 shares with a value of $1,884,495 on December 31, 2004. Carmike will pay dividends on restricted shares to the extent it declares dividends on shares of its Common Stock. The vesting schedule for the 45,000 shares held by Mr. Van Noy is described under the caption “Long-Term Incentive Plan Table.”

(7)	Includes 5,500 restricted shares granted to Mr. Rhead in 2003 in further recognition of his performance in 2002, which vested on January 31, 2005. In addition to the shares listed above, Mr. Rhead held 34,500 shares (16,000 vested and were sold on January 31, 2005) of restricted stock described under the caption “Long-Term Incentive Plan Table.” In the aggregate, Mr. Rhead held 40,000 shares with a value of $1,460,000 on December 31, 2004. Carmike will pay dividends on restricted shares to the extent it declares dividends on shares of its Common Stock. The vesting schedule for the 34,500 shares held by Mr. Rhead is described under the caption “Long-Term Incentive Plan Table.”

Option Grants in Last Fiscal Year

None of the named executive officers received option grants during 2004.

Fiscal Year-End Option Value Table

The following table provides option values for the fiscal year ended December 31, 2004.

	Number of
	Securities Underlying		Value of Unexercised
	Unexercised Options at		In-the-Money Options
	December 31, 2004		at December 31, 2004 ($)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael W. Patrick	—	—	—	—
Martin A. Durant	—	50,000	—	740,500
	—	35,000	—	32,200
Fred W. Van Noy	—	50,000	—	740,500
	—	35,000	—	32,200
Anthony J. Rhead	—	50,000	—	740,500
	—	35,000	—	32,200
Gary F. Krannacker	—	35,000	—	32,200

Long-Term Incentive Plan Table

In May 2002, Carmike granted stock awards to Messrs. Durant, Van Noy and Rhead. These shares are to be earned over a three year period, commencing with the year ended December 31, 2002, with the shares being earned as the executive achieves specific performance goals set for him to be achieved during each of these years. In some instances the executive may earn partial amounts of his stock grant based on graded levels of performance. Shares earned each year will vest and be receivable approximately two years after the calendar year in which they were earned, provided, with certain exceptions, the executive remains our employee. Each of these grants was made pursuant to the 2002 Stock Plan.

	Number of Shares, Units		Performance Period Until
Name	or Other Rights(#)		Maturation or Payout
Michael W. Patrick	—		—
Martin A. Durant	40,000	(1)	(2)
Fred W. Van Noy	45,000	(1)	(2)
Anthony J. Rhead	45,000	(1)(3)	(2)
Gary F. Krannacker	—		—

(1)	Includes shares which were earned by the named executive officer for the years ended December 31, 2002, 2003 and 2004.

(2)	Mr. Durant’s performance measures are based on compliance with various financial covenants. Mr. Van Noy’s performance measures are based on total revenue and operational expenses as a percentage of total revenue as of the end of the applicable performance period. Mr. Rhead’s performance measures are based on total revenue and film rent as a percentage of box office returns as of the end of the applicable performance period. For the year ended December 31, 2002, Carmike issued stock to these named executive officers in the following amounts for meeting performance goals in whole or in part for the 2002 performance period: Mr. Durant 17,500 shares; Mr. Van Noy 21,000 shares; and Mr. Rhead 10,500 shares. The shares earned for the 2002 performance period vested on January 31, 2005. For the year ended December 31, 2003, Carmike issued stock to these named executive officers in the following amounts for meeting performance goals in whole or in part for the 2003 performance period: Mr. Durant 12,500 shares; Mr. Van Noy 17,130 shares; and Mr. Rhead 16,000 shares. The shares earned for the 2003 performance period will vest on January 31, 2006. For the year ended December 31, 2004, Carmike issued stock to these named executive officers in the following amounts for meeting performance goals in whole or in part for the 2004 performance period: Mr. Durant 10,000 shares; Mr. Van Noy 8,000 shares; and Mr. Rhead 8,000 shares. The shares earned for the 2004 performance period will vest on January 31, 2007. Carmike pays dividends on the shares of restricted stock that are earned and unvested to the extent it pays dividends on shares of its capital stock.

(3)	Includes 10,500 shares that were forfeited by the named executive officer for the year ended December 31, 2002.

Employment Contracts and Separation Agreements

In connection with Carmike’s reorganization, Carmike entered into an employment agreement with Michael W. Patrick effective January 31, 2002 that modified and superseded his former employment agreement with Carmike. The five-year agreement provides for a base annual salary of $850,000 per year plus, if certain performance targets are achieved, an annual bonus of up to 50% of his base salary for the year in which the targets are achieved. On December 31 of each year, the term shall be extended for one year unless either Carmike or Mr. Patrick has given 30 days notice prior to the anniversary date of Carmike’s or his intention not to so extend the agreement. The agreement further provides that, on each of the third, fourth, and fifth anniversary dates of January 31, 2002, Carmike shall issue and/or deliver to Mr. Patrick the number of shares of Common Stock that would be equivalent to 260,000 shares of Common Stock if such stock had been issued and owned continuously from January 31, 2002 (780,000 total shares). However, no such installment delivery shall be made if either Mr. Patrick’s employment is terminated for cause or Mr. Patrick breaches certain covenants relating to non-competition and fiduciary duties set forth in the agreement; all installment deliveries that have not been made or cancelled shall be made immediately upon the occurrence of his death or a change in control. The shares are issuable under the 2002 Stock Plan. The first installment of 260,000 shares was delivered on January 31, 2005. Carmike has agreed to pay Mr. Patrick a bonus in any quarter that it pays a dividend equal to the number of shares remaining to be issued pursuant to the employment agreement multiplied by the quarterly dividend per share for such quarter.

Mr. Patrick’s employment agreement further provides that, in the event there is a change in control of Carmike, the employment agreement will be automatically extended for a period of five years, beginning on the first day of the month during which such change in control occurs. A change in control shall not be deemed to have occurred as a result of the commencement of a case under the Federal Bankruptcy Code or any action taken in accordance with and as provided in any plan of reorganization approved by a bankruptcy court with respect to Carmike. In the event of Mr. Patrick’s (1) involuntary termination of employment with Carmike (other than by reason of death, disability or for cause), or (2) following a change in control or resignation for good reason, Mr. Patrick will be entitled to a lump sum payment equal to his base salary and, if applicable, the target bonus for the year of his employment termination multiplied by the number of full and partial years remaining in his employment term.

Each of Messrs. Durant, Van Noy and Rhead have entered into separation agreements with Carmike. These agreements provide a range of benefits to the executive if Carmike terminates the executive without cause or if the executive resigns for good reason in anticipation of or during the two year period following a change of control. Upon any such termination or resignation:

•	the executive would receive cash payments equal to two times his base salary in equal monthly installments over a twenty-four month period;

•	each outstanding stock option owned by the executive would vest and become immediately exercisable;

•	any restrictions on any outstanding shares of restricted stock would expire; and

•	the executive would receive for two years the same employee benefits received prior to the termination or resignation.

If an executive would be subject to a “golden parachute” excise tax as a result of the benefits called for under his separation agreement, he agrees to waive his right to up to $10,000 of such benefits in order to eliminate such tax. However, if such a waiver would fail to eliminate such tax, no waiver shall be required, and we will make payments to the executive sufficient to pay such excise tax and any additional taxes due as a result of such payment.

Each executive further agrees not to solicit suppliers, vendors or employees and to protect our trade secrets and confidential information for the two year period following his termination or resignation.

The initial term of these agreements ends in July 2006, but the term automatically extends for one additional year following the second anniversary of the agreements and for one additional year on each subsequent anniversary date unless Carmike advises Messrs. Durant, Van Noy and Rhead before any such anniversary date that there will be no automatic extension on the subsequent anniversary date.

Compensation of Directors

During fiscal year 2004, non-employee directors received an annual retainer of $30,000 and $1,000 per meeting for participating in meetings of the Board of Directors or its committees, and the Chairman of the Audit Committee received an additional $10,000 retainer. Carmike’s employees do not receive any additional compensation for serving on the Board of Directors.

Pursuant to the Carmike Cinemas, Inc. Non-Employee Directors Long-Term Stock Incentive Plan (the “Directors Incentive Plan”), the Board of Directors authorized option grants to two independent directors, Alan J. Hirschfield and Roland C. Smith. Upon stockholder approval of the Directors Incentive Plan on August 14, 2002, Mr. Hirschfield and Mr. Smith each received options to purchase 5,000 shares of Common Stock at an exercise price of $19.95 per share. In addition, on June 2, 2003, S. David Passman III received options to purchase 5,000 shares of Common Stock at an exercise price of $21.40 per share, and on April 1, 2004, Patricia A. Wilson received options to purchase 5,000 shares of Common Stock at an exercise price of $37.46 per share.

Effective at the 2005 annual meeting of stockholders, Carmike’s non-employee directors will receive annual cash compensation consisting of a $30,000 retainer, $1,000 per-meeting for participation in meetings of the Board of Directors or its committees, members of the Audit Committee (other than chairperson) will receive a retainer of $7,500, the Chairman of the Audit Committee will receive a $12,500 retainer and the Chairman of the Compensation Committee will receive a $7,500 retainer. Also effective at the 2005 annual meeting of stockholders, Carmike’s non-employee directors will receive annual equity compensation consisting of 250 restricted shares of Common Stock issued at each annual meeting of stockholders and vesting in full at the next annual meeting of stockholders. Carmike will continue to provide its non-employee directors a one-time grant of options to purchase 5,000 shares of Common Stock upon election to the Board of Directors.

REPORT ON EXECUTIVE COMPENSATION

The Committee

During fiscal 2004, Messrs. Hirschfield, Smith and Zalaznick served on the Compensation, Nominating and Corporate Governance Committee. Mr. Zalaznick resigned from the Board of Directors in August of 2004. In February 2005, the Board of Directors divided the former committee into a new Compensation and Nominating Committee and a separate Corporate Governance Committee. Messrs. Hirschfield and Smith and Ms. Wilson were appointed to the newly formed Compensation and Nominating Committee. Each of Messrs. Hirschfield, Smith and Zalaznick and Ms. Wilson meets or met (as applicable) the independence requirements of the Nasdaq listing standards, as determined by the Board of Directors.

Compensation Philosophy and Strategy

The Compensation and Nominating Committee’s philosophy is to implement programs that are designed to:

•	attract and retain highly qualified key executives;

•	provide competitive base salaries, cash incentives and long-term compensation;

•	motivate executives by rewarding performance that supports achievement of financial and other goals; and

•	encourage employee stock ownership to closely align employee and stockholder interests.

In 2004, Carmike’s compensation philosophy for key executives focused primarily on setting base salary at or near market levels and tying bonus compensation to achieving levels of financial performance. In 2005, Carmike’s compensation philosophy for key executives will focus on setting base salary at or slightly above market levels and tying bonus compensation to achieving specified levels of financial performance and additional operating goals.

Components of Executive Compensation

The basic components of executive compensation are:

•	base salary;

•	annual cash bonus;

•	cash compensation pursuant to a deferred compensation program; and

•	long-term incentives.

Base Salary

Carmike’s base salary program is designed to provide a competitive base cash compensation. As discussed below, the base salary of the Chief Executive Officer is established under the terms of Mr. Patrick’s employment contract with Carmike. The Compensation and Nominating Committee, in consultation with the Chief Executive Officer, annually reviews and approves remuneration of other key executive officers (including the named executive officers). Base salaries are generally subjective, but the factors considered include an assessment of competitive market practices, individual performance over time and each individual’s role and responsibilities in Carmike.

Cash Bonuses

Carmike’s cash bonus program is designed to provide at-risk compensation contingent upon achieving certain company objectives. Bonuses to key executive officers during 2004 were approved by the Compensation and Nominating Committee based on individual performance and upon a formula tied to Carmike’s achievement of certain levels of EBITDA. The Compensation and Nominating Committee consulted with the Chief Executive Officer in determining the 2004 bonus amounts for the other key executive officers. The amounts earned during 2004 by the named executive officers are shown in the Summary Compensation Table. While Carmike’s bonus compensation strategy in 2005 will continue to focus on achieving levels of financial performance, the Compensation and Nominating Committee expects to also consider aligning the performance portion of management’s cash compensation with certain additional operating goals.

Deferred Compensation Program

Carmike maintains a deferred compensation program for certain executive officers, including the named executive officers, pursuant to which Carmike pays additional compensation on a pre-tax basis equal to 10% of an employee’s taxable compensation. Distributions from an applicable trust are made upon or shortly after normal retirement, disability, death or termination of employment of a participant. The amounts earned during 2004 by the named executive officers are shown in the Summary Compensation Table as a component of the amount in the “Salary” column.

Long-Term Incentives

Carmike’s long-term incentive program is designed to align executive compensation more closely with stockholder interests, such as long-term company performance and stock price appreciation. The 2002 Stock Plan was established in connection with Carmike’s reorganization. Under the 2002 Stock Plan, Carmike’s Board of Directors previously approved the grant of 780,000 restricted shares (which vest ratably on January 31, 2005, 2006 and 2007) to Michael W. Patrick, and the Stock Option Committee (which administered the 2002 Stock Plan prior to August 2002) previously approved grants of 220,000 restricted shares to a group of seven other members of senior management. Over a three year period, the executives earned 204,360 shares for achieving specific performance goals and 15,640 shares were forfeited.

In 2004, Carmike’s Board of Directors and stockholders adopted the Carmike Cinemas, Inc. 2004 Incentive Stock Plan (the “2004 Incentive Stock Plan”), a successor to the Employee and Consultant Long-Term Stock Incentive Plan (the “Employee Incentive Plan”) and the Directors

Incentive Plan. While no further grants will be made under the Employee Incentive Plan or Directors Incentive Plan, grants totaling 330,000 options were made in 2003 to executives (including 180,000 options granted to executives in December 2003). The Compensation and Nominating Committee (or a similar committee) under the 2004 Incentive Stock Plan may grant stock options, stock grants, stock units, and stock appreciation rights to certain eligible employees and to outside directors. There are 1,055,000 shares of Common Stock reserved for issuance pursuant to the 2004 Incentive Stock Plan, in addition to shares which may be forfeited under the Employee Incentive Plan and the Directors Incentive Plan. The Compensation and Nominating Committee will take into consideration the effects of recent changes to accounting rules relating to the expensing of stock options as it makes future equity compensation decisions under the 2004 Incentive Stock Plan.

Chief Executive Officer Pay

Amounts earned during 2004 by the Chief Executive Officer, Michael W. Patrick, are shown in the Summary Compensation Table. His base salary during 2004 was set pursuant to the terms of his employment agreement with Carmike, effective as of January 31, 2002. That agreement provides for a base annual salary of $850,000 plus, if certain performance targets are achieved, an annual bonus, which is approved annually by the Compensation and Nominating Committee (or similar committee), of up to 50% of his base salary for the year in which the targets are achieved. However, the Compensation and Nominating Committee may (and in 2004 did) award bonuses in excess of 50% of Mr. Patrick’s base salary.

In 2004, a portion of Mr. Patrick’s bonus was based on a formula tied to Carmike’s achievement of certain levels of EBITDA and another portion of his bonus was determined at the discretion of the Committee. The discretionary portion of Mr. Patrick’s 2004 bonus provided for the issuance of a bonus based upon operating performance, debt pay-down, asset sales and other financial performance metrics; however, at certain levels of EBITDA this discretionary portion of the bonus becomes automatically earned. Mr. Patrick achieved 100% of the EBITDA-based portion of his 2004 bonus and he automatically earned 100% of the discretionary portion of his 2004 bonus due to the level of 2004 EBITDA. The Compensation and Nominating Committee approved Mr. Patrick’s bonus in the amount of $525,000 related to performance in 2004. This amount includes additional bonus compensation of $100,000 paid to Mr. Patrick in further recognition of performance in 2004. In 2005, the Compensation and Nominating Committee expects that it will focus a portion of Mr. Patrick’s bonus on the achievement of levels of financial performance and a portion upon the achievement of certain additional operating goals.

In addition, Carmike previously agreed to pay Mr. Patrick a bonus in any quarter that it pays a dividend equal to the number of shares remaining to be issued pursuant to his employment agreement multiplied by the quarterly dividend per share for such quarter. In 2004, a total of $273,000 was paid to Mr. Patrick in connection with this dividend-related bonus. Also for 2004, Mr. Patrick was paid $138,399 in connection with the deferred compensation program described above.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), limits the amount of individual compensation for certain executives that may be deducted by the employer for federal income tax purposes in any one fiscal year to $1 million unless such compensation is “performance-based.” The determination of whether compensation is performance-based depends upon a number of factors, including stockholder approval of the plan under which the compensation is paid, the exercise price at which options or similar awards are granted, the disclosure to and approval by the stockholders of applicable performance standards, the composition of the Compensation and Nominating Committee, and certification by the Committee that performance standards were satisfied. In general, the Compensation and Nominating Committee intends to structure compensation programs for Carmike’s Chief Executive Officer and other executives as performance-based compensation to the extent practicable going forward. However, the Compensation and Nominating Committee’s primary focus has been, and will continue to be, on compensating Carmike’s Chief Executive Officer and other executives on a basis which the Committee determines will most likely best serve Carmike’s long-term business interests, and the extent to which Carmike can deduct the compensation paid to an executive will only be one of many factors taken into account in making such determination.

Summary

The Compensation and Nominating Committee believes that the Company’s compensation strategy has been effective in rewarding executives appropriately, and in attracting and retaining highly qualified key executives. While the Compensation and Nominating Committee is pleased with the current compensation system, it reserves the right to make such changes to the program as it deems desirable or necessary in future years.

The foregoing has been furnished by the Compensation and Nominating Committee of Carmike’s Board of Directors.

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that Carmike specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

By the Compensation and Nominating Committee:	Roland C. Smith, Chairman Alan J. Hirschfield Patricia A. Wilson

COMPENSATION AND NOMINATING COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation and Nominating Committee are Messrs. Hirschfield and Smith and Ms. Wilson. None of the members of the Compensation and Nominating Committee during 2004 has ever been an officer or employee of Carmike. In addition, none of Carmike’s executive officers serve as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on Carmike’s Board of Directors or on the Compensation and Nominating Committee.

CERTAIN RELATIONSHIPS AND RELATED
PARTY TRANSACTIONS

Kenneth A. Pontarelli is a managing director of Goldman, Sachs & Co. Goldman, Sachs & Co. and its subsidiaries have provided investment banking and related financial services to Carmike in the past, and are expected to provide similar services in the future. Goldman, Sachs & Co. served as the sole book-runner in Carmike’s public offering of Common Stock which we completed on February 4, 2004, and the secondary offering of Carmike’s common stock by certain principal stockholders on August 9, 2004, for which it received customary fees. Goldman, Sachs & Co. also provided services in connection with Carmike’s debt refinancing as described below.

On February 4, 2004 Carmike entered into a new $50.0 million senior secured first priority revolving credit facility and a $100.0 million senior secured second priority five-year term loan facility with, among others, Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co. Goldman Sachs Credit Partners L.P. served as sole lead arranger, sole book-runner and sole syndication agent on the facilities, for which it received upfront facility fees in the aggregate amount of $3.375 million, a significant portion of which was paid out to other lenders in conjunction with the syndication of the facilities. Both facilities were fully syndicated on February 4, 2004. As of March 1, 2005, Goldman Sachs Credit Partners L.P. held approximately $574,100 of the indebtedness outstanding under the senior secured second priority five-year term loan facility.

In addition, on February 4, 2004, Goldman, Sachs & Co. acted as an initial purchaser and as the sole lead book-runner, for which it received customary fees, in the private placement of $150.0 million of 7.500% senior subordinated notes due 2014. As of March 1, 2005, Goldman, Sachs & Co. did not hold any of these notes.

STOCK PERFORMANCE GRAPH

On August 8, 2000 Carmike and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. On January 4, 2002, the United States Bankruptcy Court for the District of Delaware entered an order confirming Carmike’s Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated November 14, 2001 (the “Plan”). The Plan became effective on January 31, 2002. Pursuant to the Plan, on January 31, 2002, all of Carmike’s securities outstanding prior to such date were cancelled. From January 31, 2002 until May 22, 2002, Carmike’s newly issued Common Stock was traded on the NASD’s over-the-counter Bulletin Board under the symbol “CMKC”. Carmike’s Common Stock is currently traded on the Nasdaq National Market under the symbol “CKEC”.

The following graph compares the cumulative total stockholder return on Carmike’s Common Stock with the comparable cumulative returns of the Nasdaq Stock Market Index (U.S. companies) and a line-of-business index which is based on Carmike’s four-digit SIC Code (7830 — Services — Motion Picture Theaters) (the “SIC Code Index”). The graph assumes that the value of the investment in the Common Stock and each index was $100 on January 31, 2002 and that all dividends were reinvested.
COMPARATIVE 3-YEAR CUMULATIVE TOTAL RETURN AMONG CARMIKE CINEMAS, INC., NASDAQ MARKET INDEX AND SIC CODE INDEX

	1/31/2002	3/31/2002	6/30/2002	9/30/2002	12/31/2002
Carmike	100.00	112.79	133.49	95.54	104.29
SIC Code Index	100.00	121.89	131.98	96.26	115.82
Nasdaq Market Index	100.00	95.60	76.67	61.50	70.22

	3/31/2003	6/30/2003	9/30/2003	12/31/2003	3/31/2004
Carmike	102.17	120.06	139.64	184.97	197.34
SIC Code Index	100.15	155.12	132.04	149.20	159.56
Nasdaq Market Index	70.59	85.49	94.44	105.79	105.57

	6/30/2004	9/30/2004	12/31/2004
Carmike	209.38	188.68	196.54
SIC Code Index	163.94	175.51	189.75
Nasdaq Market Index	108.68	100.86	115.95

The stock price performance graph should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that Carmike specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented for action at the meeting. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

INDEPENDENT ACCOUNTANTS

Ernst & Young LLP audited Carmike’s consolidated financial statements for the years ended December 31, 2002 and December 31, 2001. On April 7, 2003 Carmike determined not to renew the engagement of Ernst & Young LLP, and appointed PricewaterhouseCoopers LLP as its new independent accountants, effective immediately. This determination followed Carmike’s decision to seek proposals from independent accountants to audit Carmike’s financial statements for the fiscal year ended December 31, 2003. The decision not to renew the engagement of Ernst & Young LLP and to retain PricewaterhouseCoopers LLP was approved by Carmike’s Audit Committee.

During Carmike’s two fiscal years ended December 31, 2002 and the subsequent interim period through April 7, 2003, there were no disagreements between Carmike and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to Ernst & Young LLP’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within Carmike’s two fiscal years ended December 31, 2002 and the subsequent interim period through April 7, 2003.

The audit reports of Ernst & Young LLP on the consolidated financial statements of Carmike and its subsidiaries as of and for the fiscal years ended December 31, 2002 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During Carmike’s two fiscal years ended December 31, 2002, and the subsequent interim period through April 7, 2003, Carmike did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.

COMPENSATION PLANS

The following table presents information as of December 31, 2004 about Carmike’s Common Stock that may be issued upon the exercise of outstanding options, warrants and rights under Carmike’s 2002 Stock Plan and Carmike’s 2004 Incentive Stock Plan.

			(c)
			Number of securities
			remaining available
	(a)	(b)	for future issuance
	Number of securities to	Weighted average	under equity
	be issued upon exercise	exercise price of	compensation plans
Plan Category	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column(a))

Equity compensation plans approved by stockholders:
2002 Stock Plan	1,000,000	N/A(1)	15,640
2004 Incentive Stock Plan (2)	350,000	$ 28.95	1,055,000
Total/Weighted Average	1,350,000	$ 28.95	1,070,640
Equity compensation plans not approved by stockholders:	None	None	None

Total	1,350,000		1,070,640

(1)	Under the 2002 Stock Plan, 780,000 shares were available to Michael W. Patrick, our President, Chief Executive Officer and Chairman. Mr. Patrick’s employment agreement with us provides that we will issue and/or deliver to him 260,000 shares of Common Stock on each of the third, fourth, and fifth anniversary dates of January 31, 2002. The Company delivered 260,000 shares on January 31, 2005. In addition, we have approved restricted stock grants of 220,000 shares to our other executive officers (as of March 2005, 204,360 shares were earned for performance in 2002, 2003 and 2004, and 15,640 were forfeited). 107,250 of these shares vested on or prior to January 31, 2005.

(2)	On March 31, 2004, the Board of Directors adopted, and on May 21, 2004 the stockholders approved, the 2004 Incentive Stock Plan, a successor to the Employee Incentive Plan and the Directors Incentive Plan. The 350,000 options listed above were granted pursuant to the Employee Incentive Plan or the Directors Incentive Plan prior to the effective date of the 2004 Incentive Stock Plan. The Compensation and Nominating Committee (or a similar committee) under the 2004 Incentive Stock Plan may grant stock options, stock grants, stock units, and stock appreciation rights to certain eligible employees and to outside directors. There are 1,055,000 shares of Common Stock reserved for issuance pursuant to grants made under the 2004 Incentive Stock Plan in addition to shares which may be forfeited under the Employee Incentive Plan and the Directors Incentive Plan. No further grants shall be made under the Employee Incentive Plan or Directors Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Carmike’s directors and executive officers, and persons who beneficially own more than 10% of any class of Carmike’s equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of Carmike. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish Carmike with copies of all Section 16(a) reports they file. To Carmike’s knowledge, based solely on a review of the copies of such reports furnished to Carmike and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for the fiscal year ended December 31, 2004 except as noted herein. One late Form 4 was filed by Martin A. Durant, Senior Vice President-Finance, Treasurer and Chief Financial Officer, on October 27, 2004 to report 10,000 restricted shares granted to him on October 11, 2004; one late Form 4 was filed by John W. Jordan II, a former director, on February 12, 2004 to report the sale of 226,042 shares on February 4, 2004; one late Form 4 was filed by David W. Zalaznick, a former director, on February 12, 2004 to report the sale of 171,240 shares on February 4, 2004; and one late Form 4/A was filed by Carl L. Patrick, Jr., a director, on February 13, 2004 to report the sale of 21,838 shares on February 4, 2004.

Stockholder Proposals

Any stockholder of Carmike who wishes to present a proposal at the 2006 Annual Meeting of Stockholders of Carmike and who wishes to have such proposal included in Carmike’s proxy statement for that meeting must deliver a copy of such proposal to Carmike at 1301 First Avenue, Columbus, Georgia 31901, Attention: Corporate Secretary, for receipt not later than December 7, 2005. Carmike reserves the right to decline to include in Carmike’s proxy statement any stockholder’s proposal that does not comply with the rules of the SEC for inclusion therein.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2006 Annual Meeting of Stockholders, management will be able to vote proxies in its discretion if Carmike: (1) receives notice of the proposal before the close of business on February 20, 2006, and advises stockholders in the 2006 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on February 20, 2006. Notices of intention to present proposals at the 2006 Annual Meeting of Stockholders should be addressed to: Corporate Secretary, Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia, 31901.

Stockholder Communications with the Board of Directors

The independent members of Carmike’s Board of Directors have adopted a formal process by which stockholders may communicate with the Board of Directors. Stockholders who wish to communicate with the Board of Directors as a group or with the non-management directors as a group may do so by sending written communications addressed to the Corporate Secretary of Carmike Cinemas, Inc., Attention: Board of Directors, 1301 First Avenue, Columbus, Georgia 31901. This information is also contained on Carmike’s website at www.carmike.com.

Annual Report

Carmike is providing a copy of Carmike’s 2005 Annual Report to Stockholders for the year ended December 31, 2004 (including the consolidated financial statements, schedules and amendments thereto but excluding exhibits) to all stockholders with this proxy statement.

Carmike will provide without charge a copy of the 2005 Annual Report on Form 10-K for the year ended December 31, 2004 and filed with the SEC (including the consolidated financial statements, schedules and amendments thereto but excluding exhibits) upon written request to Investor Relations, Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901.

Householding

As permitted by the Exchange Act, only one copy of this proxy statement and Carmike’s annual report are being delivered to stockholders residing at the same address, unless such stockholders have notified Carmike of their desire to receive multiple copies of the proxy statement or annual report. Carmike will promptly deliver, upon oral or written request, a separate copy of the annual report or proxy statement, as applicable, to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations, by phone (706) 576-2737 or by fax at (706) 576-3433 or by mail to Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia, 31901.

Stockholders residing at the same address and currently receiving only one copy of the proxy statement or annual report may contact Investor Relations by fax at (706) 576-3433 or by mail to Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia, 31901, to request multiple copies in the future. Stockholders residing at the same address and currently receiving multiple copies may contact Investor Relations to request that only a single copy of the proxy statement and annual report be mailed in the future.

YOUR VOTE IS IMPORTANT

You are encouraged to let us know your preference by marking the appropriate boxes on the enclosed proxy card.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY CARMIKE CINEMAS, INC.

COMMON STOCK PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF STOCKHOLDERS,
MAY 19, 2005

     The undersigned hereby appoints MICHAEL W. PATRICK, MARTIN A. DURANT, and ANTHONY J. RHEAD, and each of them, proxies with full power of substitution, to represent and to vote all the shares of the Common Stock of Carmike Cinemas, Inc. held of record by the undersigned on March 28, 2005 with respect to the Proposal set forth in this proxy and with discretionary authority on all other matters that come before the meeting, all as more fully described in the proxy statement received by the undersigned stockholder, at the Annual Meeting of Stockholders of Carmike Cinemas, Inc. to be held at the offices of King & Spalding LLP, 191 Peachtree Street, 50th Floor, Atlanta, Georgia 30303, at 9:00 a.m. local time, on Thursday, May 19, 2005, and any adjournments thereof.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above	Co-holder (if any) sign above

		For	With- hold	For All Except
1.	Election of Directors:	☐	☐	☐
Nominees: Michael W. Patrick, Alan J. Hirschfield, S. David Passman III, Carl L. Patrick, Jr., Kenneth A. Pontarelli, Roland C. Smith, Fred W. Van Noy and Patricia A. Wilson.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

     This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted “FOR” the above-stated Proposal.

     Please sign exactly as name appears on Stock Certificate. If stock is held in the name of two or more persons, all must sign.When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

é Detach above card, sign, date and mail in postage paid envelope provided. é

CARMIKE CINEMAS, INC.
1301 First Avenue
Columbus, Georgia 31901-2109

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.